Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-298908

Prospectus Supplement No. 1

(To Prospectus dated September 25, 2026)

Einride AB

UP TO 10,340,310 ORDINARY SHARES REPRESENTED

BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS

AND

UP TO 120,278,913 ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

UP TO 118,374 WARRANTS TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 25, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-298908), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on October 1, 2026. The Prospectus relates to (i) the issuance by Einride AB of up to 10,340,310 Ordinary Shares in the form of ADSs upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 120,278,913 Ordinary Shares represented by ADSs (including 118,374 Ordinary Shares issuable upon the exercise of the Initial Shareholder Warrants), and (b) up to 118,374 Warrants. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “ENRD” and “ENRDW,” respectively. On September 30, 2026, the closing price of our ADSs on Nasdaq was $3.81 per share, and the closing price of our Warrants on Nasdaq was $0.222 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number: 001-43336

Einride AB

(Translation of registrant’s name into English)

Stadsgården 6

116 45 Stockholm

Sweden

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Einride AB (the “Company”) is furnishing under the cover of Form 6-K the following:

Amendment to Invoice Purchase Agreement

On September 30, 2026, the Company and certain of its subsidiaries entered into an amendment (the “Amendment”) to the Agreement Regarding Purchase of Invoice Receivables (Without Recourse) and Invoice Service, dated December 9, 2024 and as previously amended on November 18, 2025 (the “Invoice Purchase Agreement”), with Norra Finans Sverige AB. The Amendment (i) increases the credit limit under the Invoice Purchase Agreement from SEK 550 million to SEK 650 million and (ii) adds Einride Logistics Inc., a U.S. subsidiary of the Company, as a party to the Invoice Purchase Agreement.

Except as noted above, all other terms and conditions of the Invoice Purchase Agreement remain unchanged and in full force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Incorporation by Reference

The information contained in this report on Form 6-K is hereby incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-297887), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1*	English translation of Amendment to Invoice Purchase Agreement, dated September 30, 2026, by and among Einride AB, Norra Finans Sverige AB and certain subsidiaries of Einride AB.

* Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EINRIDE AB
Date: October 1, 2026
	By:	/s/ Viveka Linander Waldenor
	Name:	Viveka Linander Waldenor
	Title:	General Counsel

Exhibit 99.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AGREEMENT – AMENDMENT OF INVOICE PURCHASE AGREEMENT

Agreement number: 326

PURCHASER	Norra Finans Sverige AB, Box 124, 953 23 Haparanda	Org. nr. 559020-8509
CUSTOMER/ SELLER	Einride AB (publ), Stadsgården 6 11645 Stockholm	Org. nr. 559074-8926
AGREEMENT	PURCHASE OF INVOICE RECEIVABLES (WITHOUT RECOURSE) AND INVOICE SERVICES
AMENDMENT

Limit: Current limit SEK 550,000,000. New limit SEK 650,000,000.

Subsidiaries: The following subsidiary is added to the agreement on corresponding terms: Einride Logistics Inc. (USA), reg. no. EIN: 99-3326638.

OTHER TERMS	The Agreement otherwise applies on unchanged terms.
SIGNATURE

I/we confirm that I/we have read this amendment agreement and accept these changes as binding on me/us in all respects.

I/we represent that the representatives of the customer and the purchaser have the right and authority to bind the customer to the obligations under this agreement, and that all corporate resolutions and other actions needed for the agreement to be valid have been adopted and taken.

	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride ab /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma	PURCHASER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Norra Finans Sverige AB /s/ Magnus Lehto /s/ Peter Stock Printed name Magnus Lehto Peter Stock
	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Sweden AB /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Inc. /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma
	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Germany GmbH /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Benelux B.V. /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma
	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Austria GmbH /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Norway AS /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma
	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride UK Ltd /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma	CUSTOMER’S SIGNATURE Place and date 2026-09-30 2026-09-30 Einride Logistics Inc. /s/ Roozbeh Charli /s/ Anubhav Verma Printed name of authorized signatory Roozbeh Charli Anubhav Verma

Document-ID 09222115557590799563                   Signed ML, PS, RC, AV

Norra Finans Sverige AB | PHONE: +46 8 5544 9000 | REG NO: 559020-8509 |

Visiting address: Strandgatan 15, 953 32 Haparanda

Postaddress: Box 124, 953 23 Haparanda

GUARANTEE: YES

As security for the obligations of all other group companies (Einride AB, 559074-8926. Einride Sweden AB, 559397-1814. Einride Inc, EIN: 37-2067272. Einride Germany GmbH, HRB 242492 B. Einride Benelux B.V., 88101940. Einride Austria GmbH, FN 590634 f. Einride Norway AS, 929 339 495. Einride UK Ltd, 14492560. Einride Logistics Inc., EIN: 99-3326638) Einride AB has, under the invoice purchase agreement with agreement number 326 signed by Einride on 2024-12-09, issued a guarantee undertaking. In connection with the limit increase in this supplemental agreement, Einride AB instead issues a guarantee undertaking limited to SEK 650,000,000. The general terms and conditions under the invoice purchase agreement (including information about the guarantee) continue to apply unchanged.
Organization number 559074-8926
Maximum amount (SEK) 650,000,000
Place and date 2026-09-30 2026-09-30
Signature EINRIDE AB /s/ Roozbeh Charli /s/ Anubhav Verma
Printed name Roozbeh Charli Anubhav Verma

Document-ID 09222115557590799563                         Signed ML, PS, RC, AV

Norra Finans Sverige AB | PHONE: +46 8 5544 9000 | REG NO: 559020-8509 |

Visiting address: Strandgatan 15, 953 32 Haparanda

Postaddress: Box 124, 953 23 Haparanda

Verification Certificate

Document-ID 09222115557590799563

Document

260929 Limithöjning 650MSEK Main document 2 pages Started 2026-09-30 12:35:28 CEST (+0200) by Dan Karlsson (DK) Completed 2026-09-30 14:01:08 CEST (+0200)

Initiator

Dan Karlsson (DK) Norra Finans [***] [***]

Signatories

Magnus Lehto (ML) Norra Finans Sverige AB Personal ID number [***] [***] /s/ Magnus Lehto The name returned from Swedish BankID was “MAGNUS LEHTO” Signed 2026-09-30 13:02:22 CEST (+0200)	Peter Stock (PS) Norra Finans Sverige AB Personal ID number [***] [***] /s/ Peter Stock The name returned from Swedish BankID was “PETER STOCK” Signed 2026-09-30 12:37:50 CEST (+0200)

1/2

Norra Finans Sverige AB | PHONE: +46 8 5544 9000 | REG NO: 559020-8509 |

Visiting address: Strandgatan 15, 953 32 Haparanda

Postaddress: Box 124, 953 23 Haparanda

Verification Certificate

Document-ID 09222115557590799563

Roozbeh Charli (RC) Einride AB Personal ID number [***] [***] /s/ Roozbeh Charli The name returned from Swedish BankID was “ROOZBEH CHARLI” Signed 2026-09-30 13:52:36 CEST (+0200)	Anubhav Verma (AV) Einride Logistics Inc. [***] /s/ Anubhav Verma The name returned from Onfido was “ANUBHAV VERMA” Signed 2026-09-30 14:01:08 CEST (+0200)

This verification certificate was issued by Scrive. See the hidden attachments for more information/evidence about this document. Use a PDF reader such as Adobe Reader that can display hidden attachments to view the attachments. Note that if the document is printed, the integrity of the paper copy cannot be proven as described below and that a regular paper printout lacks the content of the hidden attachments. The digital signature (electronic seal) ensures that the integrity of this document, including the hidden attachments, can be proven mathematically and independently of Scrive. For your convenience, Scrive also provides a service to automatically verify the integrity of the document at: https://scrive.com/verify

2/2

Norra Finans Sverige AB | PHONE: +46 8 5544 9000 | REG NO: 559020-8509 |

Visiting address: Strandgatan 15, 953 32 Haparanda

Postaddress: Box 124, 953 23 Haparanda